Exhibit 10.1
Form of Severance Agreement

[Name]
[Address]
[Date]
Dear [NAME]
Your position on the Global Management Committee
I am writing to you to confirm some specifics in relation to your position on our Global Management Committee (GMC). This letter amends your employment agreement.

Standardized Retirement Benefits

If you have been employed with Accenture for more than 15 continuous years, at least 3 of which were as an SMD or on the GMC, upon voluntary retirement with Accenture’s agreement, you will be eligible in accordance with the terms of the equity agreements to receive additional vesting on certain outstanding performance equity awards and all VEIP matching awards. Share delivery will not be accelerated, and shares will be delivered on the original scheduled date(s). Note that Standardized Severance is not available on any voluntary retirements.

Standardized Severance

If you leave Accenture involuntarily without cause (or similar concept in accordance with your employment agreement), and not for serious misconduct, you will receive a termination payment of 8 months’ [gross] base salary as severance, and in addition you will receive any ancillary termination benefits provided locally in such circumstances, up to a maximum value of US$15,000 [gross]. The 8 months’ [gross] base pay will include any entitlement to notice or pay in lieu of notice.

In return for the enhanced compensation opportunities enjoyed by you as a GMC member, you waive the right to any other payments or benefits to which you otherwise might be entitled under any other severance plan or program, employment contract or any other agreement, or under applicable law.

Rotating off the GMC

As you are aware the composition of the GMC changes from time to time depending on the needs and the organisation of the business as it evolves, and the need for the GMC to reflect different skills, markets, industries, and experiences.

If the decision is taken at any point to rotate you off the GMC, your career level will, dependent on the role that you move in to, be at an SMD management level and your compensation will change. In particular:

•your base salary will be reduced to an amount determined by Accenture consistent with your SMD management level; and
•there will be a reduction in your overall variable compensation opportunity (for both cash bonus and equity).

It is possible that following your service on the GMC, an appropriate role cannot be found for you, and in that situation, your employment with the Company will come to an end, in which case, you will be eligible for the severance as set out above.

Exhibit 10.1
Other
Any agreement between you and Accenture in relation to equity programs are not part of the terms and conditions of your employment and are unaffected by this letter. [Additionally, this does not impact the at-will nature of your employment.]

Please sign and return this letter by [date]

Employee Agreement

I, [NAME], have read, understood and agree to the terms set out in this letter, which I agree acts as an amendment to my employment contract.

[Signature]